Registration Statement No. ____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

CANAM URANIUM CORP.
(Exact name of registrant as specified in its charter)

Nevada	98-0207554
(State or other jurisdiction of	(I.R.S. Employer ID. No.)
incorporation or organization)

Crown Plaza Building
114 W. Magnolia Street, Suite 424
Bellingham, Washington 98225
(Address of Principal Executive Offices)

CANAM URANIUM CORP. 2007 STOCK OPTION PLAN
(Full Title of Plan)

David Hayes
President and Chief Executive Officer
114 W. Magnolia Street, Suite 424
Bellingham, Washington 98225
(206) 274-7598
(Name, Address and Telephone Number of Agent for Service of Process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to beRegistered (1)	Proposed Maximum Offering Price PerShare (2)	Proposed Maximum Aggregate OfferingPrice (2)	Amount of Fee

Common Stock, $0.001 par value	13,000,000	$0.01	$130,000	$5.10

(1) The CanAm Uranium Corp. 2007 Stock Option Plan, as amended (the “Plan”) authorizes the directors to fix the maximum number of shares of common stock of CanAm Uranium Corp. (the “Company” or the “Registrant”), par value $0.001 per share (“Common Stock”) to be issued under the Plan. The directors have fixed 18,000,000 shares as the maximum number to be issued under the Plan, all of which are being registered hereunder.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On June 11, 2008, the fair market value of CanAm Uranium Corp. Common Stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.01 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $143,000, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .00003930.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information contained in the CanAm Uranium Corp.’s Registration Statement on Form S-8, Registration Statement File No. 333-141598, filed with the Securities and Exchange Commission on March 27, 2007 is incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this registration statement: (i) the Company’s Annual Report on Form 10-KSB, for the fiscal year ended October 31, 2007, and (ii) the Company’s Quarterly Report on Form 10-QSB for the quarter ended January 31, 2008, (iii) the Company’s Current Report on Form 8-K, filed on April 21, 2008 and (iv) the description of the Company’s Common Stock in the Company’s Registration Statement on Form SB-2, as amended, filed on December 17, 2004. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The Law Offices of Thomas E. Puzzo, PLLC (“LOTEP”), which has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Thomas E. Puzzo is the sole beneficial owner of securities of LOTEP.  Mr. Puzzo holds 250,000 shares of common stock of CanAm uranium Corp.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bellingham, Washington, on this 30th day of May, 2008.

CanAm Uranium Corp.
(Registrant)
Date: June 13, 2008	By:	/s/ David Hayes
Name: David Hayes
Title: President and Chief Executive Officer, and Chief Financial Officer

Date: June 13, 2008	By:	/s/ Charles Rendina
Name: Charles Rendina
Title: Authorized Representative in the United States

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Hayes and Charles Rendina his or her attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David Hayes	President and Chief Executive Officer,	June 13, 2008
David Hayes	Chief Financial Officer, and Director

/s/ Ryan Gibson	Director	June 13, 2008
Ryan Gibson

/s/ Charles Rendina	Director	June 13, 2008
Charles Rendina

/s/ Paul Sarjeant	Director	June 13, 2008
Paul Sarjeant

INDEX TO EXHIBITS
Number	Description

4.1	CanAm Uranium Corp. 2007 Stock Option Plan, as amended and restated
5.1	Opinion of Thomas E. Puzzo, Esq.
23.1	Consent of Thomas E. Puzzo, Esq. (contained in exhibit 5.1)
23.2	Consent of HLB Cinnamon Jang Willoughby